Exhibit 99.1

Beeline Holdings enters into Letter of Intent to acquire 100% of MagicBlocks, Accelerating AI-Powered Mortgage Platform and Digital Asset Infrastructure expansion

Providence, RI – May 28, 2026 – Beeline Holdings, Inc. (NASDAQ: BLNE) (“Beeline” or the “Company”), a technology-driven mortgage and fintech platform focused on next-generation lending and digital real estate infrastructure, today announced that it has entered into a non-binding Letter of Intent to acquire MagicBlocks, an AI-driven real estate technology company focused on transaction lead generation, production automation, and workflow systems for financial services and real estate applications.

Beeline currently owns approximately 47.6% of MagicBlocks, and the MagicBlocks platform has enabled Beeline’s chatbot, Bob, which has facilitated an 8% increase in lead to lock conversions at no incremental cost when involved with customers on Beeline’s website. Beeline has entered into a non-binding Letter of Intent with MagicBlocks’ key principals to acquire the remaining interest in the company. The transaction is subject to execution of a definitive agreement, final approvals by a special committee of Beeline’s board of directors, SAFE noteholders and employment agreements for the founders.

The acquisition is expected to materially expand Beeline’s artificial intelligence capabilities and further support the Company’s blockchain and digital asset initiatives. Beeline intends to leverage MagicBlocks’ proprietary AI technology to drive lead generation for BeelineEquity, its tokenized home equity product in partnership with TYTL, while also supporting underwriting, transaction automation, and scalable production infrastructure across Beeline’s broader fintech platform.

MagicBlocks has developed proprietary systems designed to automate and improve key components of the real estate transaction process, including AI-enhanced workflow management and scalable infrastructure built specifically for mortgage, financial services, and real estate applications. Beeline plans to further integrate MagicBlocks’ technology stack into its ecosystem of mortgage origination, title services, blockchain settlement capabilities, and tokenized home equity products.

The Company believes the acquisition can help accelerate transaction volume, reduce production costs, lower customer acquisition costs, and create new software-as-a-service revenue opportunities for Beeline.

“MagicBlocks represents a major strategic step forward for Beeline, further differentiating our digital-first approach,” said Nick Liuzza, Chief Executive Officer of Beeline. “The future of mortgage banking and real estate finance will be driven by AI, blockchain infrastructure, and tokenization. This acquisition positions Beeline at the center of that evolution while strengthening our ability to deliver faster, more transparent, and more scalable financial products, creating a better experience for customers.”

The transaction is expected to enhance Beeline’s initiatives across digital mortgage automation, AI-assisted lending operations, blockchain settlement systems, tokenized real estate marketplaces, and blockchain-native financial products. The Company also believes the acquisition will support the continued development of Beeline’s broader fintech ecosystem as it works to modernize how consumers access mortgage capital, real estate liquidity, and digital home equity solutions.

“We believe combining MagicBlocks’ infrastructure with Beeline’s lending platform creates a unique opportunity to redefine how consumers access mortgage capital and real estate liquidity,” added Liuzza.

Under the terms of the proposed transaction, MagicBlocks would become a wholly owned subsidiary of Beeline. Existing leadership and development personnel from MagicBlocks are expected to join Beeline and continue advancing the platform’s technology roadmap.

The transaction, if consummated, is expected to close in June, subject to negotiation and execution of a definitive agreement. The proposed acquisition is expected to be supported by a third-party valuation of approximately $1 million. The acquisition is contemplated to be structured as an all-stock transaction.

About Beeline Holdings

Beeline is a technology-forward mortgage and fintech platform focused on AI-powered lending, title services, blockchain-enabled financial infrastructure, and digital real estate solutions. The Company is developing next-generation mortgage and home equity products designed to modernize the residential finance market.

About MagicBlocks

MagicBlocks develops blockchain infrastructure, AI automation systems, and smart contract technologies focused on real estate, financial services, and digital asset applications.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. These statements include, but are not limited to, statements regarding the anticipated acquisition of MagicBlocks and the potential or expected benefits of the acquisition, expected June closing date, future product development, blockchain initiatives, AI integration, tokenization strategies, and market opportunities.

We caution you, therefore, against relying on any of these forward-looking statements. Actual results may differ materially from those expressed or implied due to various risks and uncertainties. Factors that may cause actual results to differ include, among others, our ability to negotiate and execute a definitive agreement for the acquisition and employment agreements with MagicBlocks’ management, our ability to integrate and expand MagicBlocks’ technology and personnel into Beeline’s operations and infrastructure, our ability to maintain and protect MagicBlocks’ technology and intellectual property, the possibility that the acquisition does not yield the benefits anticipated or sought or that unknown liabilities or risks arise in connection with the acquisition, and other risks described in the Company’s filings with the Securities and Exchange Commission including the Risk Factors contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Company’s prospectus supplement dated March 10, 2026.

Contacts

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